Exhibit 99.1

INTERNATIONAL PAPER PLAZA 6400 POPLAR AVENUE MEMPHIS, TN 38197

News Release

International Paper Agrees to Purchase Weyerhaeuser’s Packaging Business

Creates premier global containerboard business

with expanded mill and converting presence in key geographies

IP Investor Webcast at 8:30 a.m. Eastern Time

MEMPHIS, Tenn.—March 17, 2008—International Paper (NYSE: IP) has signed an agreement with Weyerhaeuser to purchase its Containerboard, Packaging and Recycling (CBPR) business for $6 billion in cash, subject to post-closing adjustments. International Paper expects to close the deal in the third quarter of 2008, subject to customary closing conditions including regulatory review and receipt of financing.

Because the transaction is a purchase of assets rather than of stock, International Paper will realize a tax benefit that has an estimated net present value of approximately $1.4 billion. Taking this benefit into account, the net purchase price is about $4.6 billion.

“This deal represents a compelling opportunity for International Paper and our shareowners at a very attractive valuation,” said Chairman and Chief Executive Officer John Faraci. “Integrating Weyerhaeuser’s CBPR business into our North American packaging platform fits very well with our strategy to improve our earnings, cash flow and returns by strengthening existing businesses. We expect the combined packaging business will generate stronger cash flow and higher EBITDA margins than either standalone business.”

Carol Roberts, senior vice president of International Paper’s packaging business, said she sees low integration risk and considerable upside potential in the deal. “Weyerhaeuser has low-cost, well-run assets that complement our existing mill and converting system and offer significant synergies,” she said. “The acquisition expands our geographic presence in the U.S. and Mexico and diversifies our customer base in key product lines. All of this will make our packaging business more competitive, more profitable and better able to serve customers.”

International Paper has identified profit improvement opportunities of about $400 million annually from the acquisition. The company expects to achieve at least 40 percent of the improvement within 12 months of completing the deal, with the remainder fully realized by the end of the third year, as a result of reducing duplicate overhead costs, integrating manufacturing operations, optimizing product mix, and improving operational and supply chain efficiencies.

The company projects that the acquisition will be earnings accretive for the 2009 full year. International Paper will finance the transaction through debt and has financing commitments from several leading financial institutions.

Investor Webcast

The company will hold a webcast to review the acquisition at 8:30 a.m. Eastern Daylight Time / 7:30 a.m. Central Daylight Time today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial (706) 902-0234 or, within the U.S. only, (877) 237-8815 and reference conference ID number 39812343. Participants should call in no later than 8:15 a.m. EDT/7:15 CDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “39812343.”

About International Paper

International Paper (NYSE:IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs more than 50,000 people in more than 20 countries and serves customers worldwide. 2007 net sales were approximately $22 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the ability of the parties to successfully consummate the transactions contemplated by the purchase agreement without a purchase price adjustment; (ii) the successful fulfillment (or waiver) of all conditions set forth in the purchase agreement; (iii) the successful closing of the transaction within the estimated timeframes; (iv) the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; (v) the successful financing of the transaction pursuant to the financing commitments received; (vi) industry conditions, including but not limited to changes in the cost or availability of raw materials and energy, transportation costs, the company’s product mix, demand and pricing for its products; (vii) global economic conditions and political changes, particularly in Latin America, Russia, Europe and Asia, including but not limited to changes in currency exchange rates, credit availability, and the company’s credit ratings issued by recognized credit rating organizations; and (viii) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts:

Media, Amy Sawyer, 901-826-4278, or Kathleen Bark, 901-419-4333

Investors, Tom Cleves, 901-419-7566, or Ann-Marie Donaldson, 901-419-4967